Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend	January 30, 2012

Derby, Vermont	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Community Bancorp., the parent company of Community National Bank, has reported earnings for the fourth quarter ended December 31, 2011, of $946,735 or $0.19 per share compared to $1,486,785 or $0.31 per share for the fourth quarter of 2010. Earnings of $3,583,546 or $0.73 per share for the full year compare to $3,946,008 or $0.82 per share in 2010.  The Company’s capital grew to $40,918,409 with a book value per share of $8.13 as of December 31, 2011.

Total assets for the Company at year end were $552,905,517 compared to $545,932,649 at year end 2010, and total deposits reached $454,393,309 compared to $438,192,263 at year end 2010. The increase in deposits was used to payoff $15,000,000 in borrowings.  The loan portfolio decreased by $2.8 million during the year, therefore additional liquidity was used to increase the investment portfolio by $37 million.

In commenting on the Company’s earnings, President and CEO Stephen Marsh said that the earnings decrease is attributable to the prolonged low interest rate environment resulting in lower net interest income.  An increase in expenses related to the collection of past due and non performing loans also contributed to the decrease in earnings.

Marsh said, “We are very pleased with the overall operating results in 2011. We were able to increase capital and maintain a liquid balance sheet in a very tough economic environment.  We value our deposit growth which allows us to serve our customers in our local markets.  The staff of the bank is to be commended for their hard work and total commitment to excellence. Because of their commitment, we continue to be a well-capitalized community bank serving the needs of our local communities, and doing it well.”

As previously announced, the Company has declared a quarterly cash dividend of $0.14 per share payable February 1, 2012 to shareholders of record as of January 15, 2012.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.